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                                                                    Exhibit 99.1

[GRAPHIC HERE]

                                  NEWS RELEASE

                           For release August 7, 2002

              Contact: Thad M Brown @ 310/393-1424 or 310/394-0115

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             ANWORTH MORTGAGE ANNOUNCES EARNINGS FOR SECOND QUARTER

         SANTA MONICA, CA... For the second quarter ended June 30, 2002 and based on the average fully diluted shares outstanding of 12,802,000, Anworth Mortgage Asset Corporation (AMEX: ANH) today reported adjusted net income of $6,869,000 or $0.54 per share before merger-related expenses. This quarterly adjusted income figure excludes a non-cash $3.18 million one-time charge, associated with the June 13th acquisition of its external advisor.

         For accounting purposes, this acquisition is not being considered an acquisition of a "business" and, therefore, the excess of the market value of the common stock issued and related expenses in excess of net tangible assets acquired were charged to operating income, rather than capitalized as goodwill. Including this acquisition-related charge, ANH reported a quarterly profit of $3,689,000 or $0.29 per share.

         Included in second quarter income was $854,000 in realized capital gain.

         Mortgage assets held at the end of the second quarter of 2002 were approximately $1.69 billion. Anworth's mortgage assets fall into four categories: 32% Agency ARMS, 48% Agency hybrid ARMS, 20% Agency fixed-rate MBS, and 1% Agency floating-rate CMO.

         The average coupon of the mortgage assets was 5.73%. The unamortized premium was $37 million or 2.27% of the par value of the